Exhibit 3.2

AMENDMENT NO. 2

TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

AFC ENTERPRISES, INC.

ADOPTED AS OF JANUARY 17, 2014

Pursuant to a unanimous written consent executed by the Board of Directors of AFC Enterprises, Inc. (the “Company”) on January 17, 2014, the Second Amended and Restated Bylaws of the Company are hereby amended to change the name of the Company to “Popeyes Louisiana Kitchen, Inc.”.